Execution Version

Exhibit 4.34

Assignment and Assumption Agreement

This Assignment and Assumption Agreement ("Agreement") dated as of October 28, 2025 (the "Effective Date"), is entered into by and between Visara, Inc., a Delaware corporation with a registered office at 1209 Orange Street, City of Wilmington, County of New Castle, 19801 ("Assigning Party") and Everest Medicines (Singapore) Pte. Ltd., a company incorporated in Singapore with a registered office at 36 ROBINSON ROAD, #20-01 CITY HOUSE, SINGAPORE 068877, which is the controlled subsidiary of Everest Medicines Limited ("Assuming Party", and together with Assigning Party, the "Parties").

WHEREAS, Assigning Party desires to assign to Assuming Party all of its rights and to delegate to Assuming Party all of its obligations under the Exclusive License Agreement dated October 15, 2025 by and between AskGene Pharma, Inc. a corporation organized and existing under the laws of Delaware USA, with a registered address at 5217 Verdugo Way, Suite A, Camarillo, CA 93012 ("AskGene"), and Visara ("Assigned Contract"),

WHEREAS, Assigning Party is entitled to assign the Assigned Contract without AskGene’s consent (but with a prior written notice to AskGene) to an Affiliate, which definition includes Everest Medicines Limited or its controlled subsidiary set forth in the Assigned Contract, and

WHEREAS, Assuming Party desires to accept such assignment of rights and delegation of obligations under the Assigned Contract.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Assignment and Assumption.
1.1
Assignment. As of the Effective Date, Assigning Party hereby irrevocably sells, assigns, grants, conveys, and transfers to Assuming Party all of Assigning Party's right, title, and interest in and to the Assigned Contract.
1.2
Assumption. As of the Effective Date, Assuming Party unconditionally accepts such assignment and assumes all of Assigning Party's duties, liabilities, and obligations under the Assigned Contract, and agrees to pay, perform, and discharge, as and when due, all of the obligations of Assigning Party under the Assigned Contract accruing on and after the Effective Date, including but not limited to, any and all applicable development and sales milestone payments and royalty payments obligations of the Assigning Party under the Assigned Contract.
1.3
Reimbursement. In the event that Assigning Party has paid to AskGene any Upfront Payment and/or out-of-pocket expenses for initiating its Phase IIa study and long-term toxicology study (as set forth in the Section 8.1 of Assigned Contract) as of the Effective Date, Assuming Party will reimburse Assigning Party for any and all such amounts within thirty (30) days after the Effective Date. The Parties acknowledge and agree that, other than as explicitly set forth in this Section 1.3 of this Agreement, Assuming Party shall not be obligated to pay or reimburse Assigning Party or any of its Affiliates (as defined in the Assigned

Contract) for any other fees, milestone payments, royalties, or other payments according to this Agreement or the Assigned Contract.
1.4
Third Party Payment. For clarity, Assigning Party shall be responsible for any and all applicable third-party payment obligations incurred under the Assigned Contract prior to the Effective Date, including but not limited to, the payments that are payable by Assigning Party or its Affiliates to any third party(ies); and Assuming Party shall be responsible for any and all applicable third-party payment obligations incurred under the Assigned Contract on and after the Effective Date, including but not limited to, the payments that are expected to be payable by Assuming Party or its Affiliates to any third party(ies), unless both Parties have further mutually agreed to certain third-party payment arrangement otherwise.
2.
Representations and Warranties.
2.1
Assigning Party's Representations and Warranties. Assigning Party represents and warrants as follows:
(a)
It is duly organized, validly existing, and in good standing under the laws of Delaware.
(b)
It has the full right, corporate power, and authority to enter into this Agreement and to perform its obligations hereunder.
(c)
It has taken all necessary corporate action to authorize the execution of this Agreement by its representative whose signature is set out at the end hereof.
(d)
Its execution, delivery, and performance of this Agreement will not violate, conflict with, require consent under, or result in any breach or default under the provisions of any contract or agreement to which it is a party.
(e)
When executed and delivered by it, this Agreement will constitute the legal, valid, and binding obligation of Assigning Party, enforceable against it in accordance with its terms.
(f)
It is the sole legal and beneficial owner of all the rights under the Assigned Contract on the Effective Date, free and clear of any lien, security interest, charge, or encumbrance.
(g)
The Assigned Contract has not been amended or modified as of the Effective Date.
(h)
The Assigned Contract is in full force and effect on the Effective Date. No event or condition has occurred that is an event of default or termination under the Assigned Contract. There are no material disputes, pending or threatened, related to any rights or obligations transferred under this Agreement.

(i)
It has performed all of its obligations under the Assigned Contract that are required to be performed on or before the Effective Date.
2.2
Assuming Party's Representations and Warranties. Assuming Party represents and warrants as follows:
(a)
It is duly organized, validly existing, and in good standing under the laws of Cayman Islands.
(b)
It has the full right, corporate power, and authority to enter into this Agreement and to perform its obligations hereunder.
(c)
It has taken all necessary corporate action to authorize the execution of this Agreement by its representative whose signature is set out at the end hereof.
(d)
When executed and delivered by it, this Agreement will constitute the legal, valid, and binding obligation of Assuming Party, enforceable against it in accordance with its terms.
2.3
Assuming Party covenants and undertakes that upon and after the Effective Date, it will perform and comply with all the terms of the Assigned Contract.
3.
Indemnification.
3.1
Mutual Indemnification. Subject to the terms and conditions set out in 43.2, Assigning Party and Assuming Party (as "Indemnifying Party") shall indemnify, hold harmless, and defend each other and their respective officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, "Indemnified Party") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorney fees, that are incurred by Indemnified Party (collectively, "Losses"), resulting from any third-party claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise ("Claim") or any direct Claim against Indemnifying Party alleging:
(a)
a material breach or non-fulfillment of any material representation, warranty, or covenant under/representation or warranty set out in this Agreement by Indemnifying Party;
(b)
any grossly negligent or more culpable act or omission of Indemnifying Party or any of its representatives (including any reckless or willful misconduct) in connection with the performance of its obligations under this Agreement;
(c)
any bodily injury, death of any person, or damage to real or tangible personal property caused by the grossly negligent or more culpable acts or omissions of

Indemnifying Party or its representatives (including any reckless or willful misconduct); or
(d)
any failure by Indemnifying Party to materially comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.
3.2
Exceptions and Limitations on Indemnification. Despite anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend Indemnified Party against any Claim if such Claim or the corresponding Losses arise out of or result from Indemnified Party's:
(a)
Gross negligence or more culpable act or omission (including recklessness or willful misconduct); or
(b)
Failure to materially comply with any of its material obligations set out in this Agreement.
4.
Miscellaneous.
4.1
Further Assurances. On the other party's reasonable request, each party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.
4.2
Notices. Each party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a "Notice") in writing and addressed to the other party at its address set out below (or to such other address that the receiving party may designate from time to time in accordance with this section). Each party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

Notice to Assigning Party:	Visara, Inc. c/o I-MAB 2440 Research Boulevard, Suite 400, Rockville, MD 20850
Attention: Sean Fu, CEO Sean.Fu@imabbio.com With a copy to: Visara, Inc.

c/o ABio-X Holdings, Inc. 117 Kendrick Street, Suite 400 Needham, MA 02494 Attention: Sean Cao Sean.Cao@abio-x.com Copy: legal@abio-x.com
Notice to Assuming Party:	Everest Medicines (Singapore) Pte. Ltd. 36 ROBINSON ROAD, #20-01 CITY HOUSE, SINGAPORE 068877 With a copy to: 17F, AIA Financial Center, 866 Dongchangzhi Road, Hongkou District, Shanghai 200083 China
Attention: Ian WOO, CFO/President Email: ian.woo@everestmedicines.com Attention: Jason Brown, CBO Email: jason.brown@everestmedicines.com Copy: legal@everestmedicines.com
4.3
Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.
4.4
Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
4.5
Entire Agreement. This Agreement is the sole and entire agreement of the parties to this Agreement regarding the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

4.6
Amendment and Modification. No amendment to, or rescission, termination, or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination, or discharge of this Agreement and signed by an authorized representative of each party to this Agreement.
4.7
Choice of Law. This Agreement is governed by, and construed in accordance with, the laws of Hong Kong without giving effect to the conflict of laws provisions thereof.
4.8
Dispute Resolution. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.
4.9
Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

Visara, Inc.
By /s/ Sean Wuxiong Cao Name: Sean Wuxiong Cao Title: Director
Everest Medicines (Singapore) Pte. Ltd.
By /s/ Yongqing LUO Name: Yongqing LUO Title: CEO